Exhibit 99.1

LiveRamp increases share repurchase authorization by $100 million to $1.1 billion

Extends program to December 31, 2024

Fiscal year-to-date repurchases total $150 million

SAN FRANCISCO, Calif., December 21, 2022 – (BUSINESS WIRE) -- LiveRamp® (NYSE: RAMP), the leading global data enablement platform, today announced that its Board of Directors has increased the Company’s share repurchase authorization to $1.1 billion, a $100 million increase. In addition, the authorization was extended to December 31, 2024.

Fiscal year-to-date the Company has repurchased stock totaling $150 million, including $50 million in the third quarter of fiscal 2023. With this program expansion, the Company has approximately $215 million available for stock repurchases over the next two years.

Since the inception of its repurchase program, the Company has demonstrated its commitment to its shareowners by returning approximately $1.4 billion.

The timing and amounts of any purchases will be based on market conditions and other factors, including price and capital availability. The company reserves the right to modify or terminate this program and authorization at any time.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding how and when the Company may execute repurchases. These statements, which are not statements of historical fact, are based on management’s current estimates, assumptions, projections and/or expectations and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company’s control and are difficult to predict, including, but not limited to, potential changes in the market price of the Company’s common stock and changes in the Company’s operating results, financial condition and cash requirements. These forward-looking statements are not guarantees of future performance and are subject to a number of factors and uncertainties that could cause the Company’s actual results and experiences to differ materially from the anticipated results and expectations expressed in the forward-looking statements. For a discussion of these and other risks and uncertainties, please refer to LiveRamp’s Annual Report on Form 10-K for our fiscal year 2022 ended March 31, 2022, and LiveRamp's Quarterly Reports on Form 10-Q issued in fiscal year 2023. The financial information set forth in this press release reflects estimates based on information available at this time. LiveRamp assumes no obligation and does not currently intend to update these forward-looking statements.

About LiveRamp

LiveRamp is the leading data enablement platform for the safe, easy, and effective use of data. Powered by core identity resolution capabilities and an unparalleled network, LiveRamp enables companies and their partners to better connect, control, and activate data to transform customer experiences and generate more valuable business outcomes. LiveRamp’s fully interoperable and neutral infrastructure delivers end-to-end addressability for the world’s top brands, agencies, and publishers. For more information, visit www.LiveRamp.com.

Investor Contact:

Drew Borst

Investor.Relations@LiveRamp.com

RAMP